EXHIBIT 99.1

AT THE COMPANY:	IR INQUIRIES:	MEDIA INQUIRIES:
Bruce T. Quigley Vice President of Business Development and Investor Relations 949-362-5800	Charles Messman, Todd Kehrli MKR Group 818-556-3700	Steve Simon S&S Public Relations 847-955-0700
bquigley@smithmicro.com	ir@mkr-group.com	steve@sspr.com

FOR IMMEDIATE RELEASE

SMITH MICRO REITERATES 2005 OUTLOOK

Aliso Viejo, Calif., March 3, 2005 — Smith Micro Software, Inc. (NASDAQ: SMSI), a developer and marketer of a wide range of software and service solutions for the wireless market, today reaffirmed its prior outlook for the first quarter of 2005, in which it expects a sequential decline in revenues and profitability, reflecting the variability in the wireless data market which is in the early stages of development.

“As we noted in our 2004 year-end conference call last month,” said William W. Smith, Jr., Smith Micro’s President and Chief Executive Officer, “channel inventories of PC cards and related software have been sufficient to meet short term customer demand while additional orders have been deferred.”

“Although there can be no assurances,” Smith added, “we believe that current inventories will be reduced during the first quarter, and that normal growth will resume during subsequent quarters. We still expect year over year increases in both revenue and profitability in 2005.”

About Smith Micro Software

Smith Micro Software, Inc., headquartered in Aliso Viejo, CA, is a developer and marketer of wireless communication, broadband, eCommerce and utility software products for multiple OS platforms. The company designs integrated cross platform, easy-to-use software for personal computing and business solutions around the world. With a focus on Wireless and Broadband and Internet technologies, the company’s products and services enable wireless communications, eCommerce, eBusiness, Internet communications (voice-over-IP), video conferencing, network fax, and traditional computer telephony. Smith Micro’s complete line of products is available through original equipment manufacturers (OEMs), direct sales, retail stores, and value-added resellers (VARs). Smith Micro’s common stock trades on The NASDAQ Stock Market® under the symbol SMSI. For more information, contact Smith Micro at (949) 362-5800.

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This release may contain forward-looking statements that involve risks and uncertainties, including without limitation risks and uncertainties relating to the company’s financial prospects and projections, the company’s plans for returning to sustained profitability and the company’s ability to increase its business in the Wireless and Broadband segments. These forward-looking statements speak only as of the date hereof and are based upon the information currently available to the company. Such information is subject to change, and the company will not necessarily inform you of such changes. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, unforeseen delays in the timing of orders from OEM customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors could cause actual results to differ materially from those presented in any forward-looking statement and are discussed in the company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.

Smith Micro and the Smith Micro logo are trademarks or registered trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.